PRESS RELEASE

Available for Immediate Release

Contacts:  Thomas T. Hawker, President / Chief Executive Officer: (209) 725-2276
Web site www.ccow.com / Media Contact: Danielle LeBouef (559) 438-2040

Capital Corp of the West Names New Chief Financial Officer

Merced, California, May 18, 2006 - The parent company of County Bank, Capital Corp of the West (NASDAQ:NMS: CCOW) has announced the appointment of David A. Heaberlin as its new Executive Vice President and Chief Financial Officer/Treasurer.

Mr. Heaberlin has an extensive background in senior financial management, including several multi-billion dollar financial institutions. In making the announcement, Tom Hawker, chief executive officer of Capital Corp of the West (CCOW) said, “The addition of Mr. Heaberlin further strengthens our executive management team and will greatly assist in the execution of the bank’s strategic plan. Mr. Heaberlin brings with him an impressive array of financial, strategic and performance enhancement skill sets - he will be a great asset to the CCOW/County Bank team.”

Mr. Heaberlin began his 30-year career in banking as an audit manager for Arthur Young & Company in Chicago, IL. In 1977 he became the chief financial advisor of Exchange International Corporation, playing a significant role in the expansion of the Exchange from a $500 million to a $2.5 billion corporation. Then in 1986, Mr. Heaberlin joined the $7 billion Bowery Savings Bank in New York, NY, as the chief financial officer (CFO) and senior vice president before joining the Financial Corporation of Santa Barbara, a $6 billion corporation, in 1998 as its CFO and executive vice president.

Over the last 10 years, Mr. Heaberlin held senior management positions at Numeric Financial Corporation, ITT Residential Capital Corporation and the First California Corporation. In 2000, he joined the Bay View Capital Corporation as its CFO, earning promotions to chief operating officer and then president. During his time with Bay View Capital Corporation, Mr. Heaberlin had a pivotal role in the growth and transition of the $3 billion under-performing thrift bank to a $6 billion+ commercial bank. He then went on to serve as the CFO and CEO for International Properties Group, a large North American real estate and wealth management firm. Mr. Heaberlin then held positions at 180 Connect Inc. and Launchworks, Inc. before joining the Capital Corp of the West.

Mr. Heaberlin holds a B.A. in accounting from St. Ambrose in Davenport, IA and is a Certified Public Accountant licensed through the State of Illinois.

About Capital Corp of the West
Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 29 years of service as “Central California’s Community Bank.” Currently, County Bank has 23 branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, Santa Clara, San Joaquin, Sacramento, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven banking institutions in this market area. For further information about the company’s financial performance, contact Tom Hawker, president & chief executive officer at (209) 725-2276.

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